                                                                Exhibit 4.5.1




                       SUPPLEMENTAL  INDENTURE  TO SENIOR
                     CONVERTIBLE  DISCOUNT  NOTE  INDENTURE
                     --------------------------------------

                 This Supplemental Indenture to Senior  Convertible Discount
Note Indenture (this "Supplemental Indenture") dated as of December 19, 1994 is between Federated Department Stores, Inc., a Delaware corporation and the surviving entity of the merger of Federated Department Stores, Inc. ("Federated") into R.H. Macy & Co., Inc. ("Macy") (the "Combined Company"), and The First National Bank of Boston, as trustee for the holders of the Senior Convertible Discount Notes due February 15, 2004 (the "Trustee").

PRELIMINARY  STATEMENTS:
- - -----------------------

         A.  In a merger  (the "Merger") that satisfies the conditions of
Section 11.01 of the Convertible Note Indenture (as hereinafter defined), Federated merged with and into Macy pursuant to and in the manner described in the Disclosure Statement of R. H. Macy & Co., Inc. and Certain of Its Subsidiaries dated, and filed with the United States Bankruptcy Court for the Southern District of New York on, August 31, 1994.

         B. Pursuant to the terms of the Merger, holders of the Common Stock received one share of common stock of the Combined Company for each share of Common Stock held immediately prior to the consummation of the Merger.

         C. Pursuant to Section 14.05 of the Convertible Note Indenture, the Combined Company and the Trustee are required to execute and deliver this Supplemental Indenture, in a form satisfactory of the Trustee.

         D. In consideration of the premises and to comply with Section 14.05 of the Convertible Note Indenture, the Combined Company and the Trustee hereby agree as follows:

         Section 1. DEFINED TERMS. Capitalized terms used and not otherwise defined herein have the meanings assigned such terms in the Indenture dated as of April 8, 1993 (as heretofore amended, waived or otherwise modified, the "Convertible Note Indenture") between Federated and the Trustee.

         Section 2. AMENDMENT TO CONVERTIBLE NOTE INDENTURE. Simultaneously with the consummation of the Merger, each reference to the "Company" in the Convertible Note Indenture will be deemed to refer to the "Combined Company".

         Section 3. GOVERNING LAW; SEVERABILITY. This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles thereof relating to conflict of laws. Wherever possible, each provision of this Supplemental Indenture will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplemental Indenture is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplemental Indenture.

         Section 4. RATIFICATION. The Convertible Note Indenture as hereby supplemented is in all respects ratified and confirmed, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

         Section 5. SECTION TITLES. The Section titles contained in this Supplemental Indenture are and will be without substantive meaning or content of any kind whatsoever and shall not effect the construction of this Supplemental Indenture.

         Section 6. SUCCESSORS AND ASSIGNS. This Supplemental Indenture shall be binding upon the Combined Company and its successors and assigns.

                 IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.

                      FEDERATED  DEPARTMENT  STORES,  INC.



                      By:/s/ Dennis J. Broderick
                         ---------------------------------------
                          Name: Dennis J. Broderick
                          Title: Senior Vice President, Secretary
                                 and General Counsel


                      THE  FIRST  NATIONAL  BANK OF  BOSTON,
                      AS TRUSTEE


                      By:/s/ Roland S. Gustafsen
                         ---------------------------------------
                          Name: Roland S. Gustafsen
                          Title: Senior Account Manager